EXHIBIT 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 12th day of December, 2013 between Kindred Healthcare, Inc., (“Kindred”) and Edward L. Kuntz (“Consultant”).

WHEREAS, Kindred desires that Consultant provide certain services as requested by Kindred and Consultant has agreed to provide such services pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services. Subject to the terms and conditions hereinafter set forth, Kindred and Consultant hereby agree that Consultant will provide services to Kindred as follows during the Term (as defined):

A. Services to be Provided. During the Term, Consultant agrees to serve as senior advisor to Kindred’s Chief Executive Officer, the Chair of the Kindred Board of Directors and, in general, to the full Board of Directors and may perform such other services as reasonably requested of Consultant by Kindred (the “Consulting Services”). The Consultant shall perform the Consulting Services diligently, with his best efforts and to the standards generally recognized in the industry.

B. Extent of Services. Consultant shall provide the Consulting Services to Kindred during the Term on the dates and times reasonably requested by Kindred (subject to reasonable scheduling as requested by Consultant). Consultant shall not take any action or hold himself out as representing Kindred on any matter until directed to do so by Kindred. Except as otherwise provided in Section 6 of this Agreement, Consultant shall be free to provide services, including similar consulting services, to other individuals, companies or entities.

C. Location for Providing Services. Consultant shall provide the Consulting Services requested by Kindred at either the principal office of Kindred or such other places agreed to between Kindred and the Consultant. If Kindred requests Consultant to travel as part of the Consulting Services, Kindred will take reasonable steps to provide Consultant with access to Kindred’s aircraft for such travel.

D. Ownership of Work Product. Any information, reports, ideas, data or work product produced or developed by Consultant or with third parties in the course of providing the Consulting Services hereunder will be the exclusive property of Kindred.

2. Consulting Fees. For the Consulting Services to be rendered by Consultant and in further consideration for Consultant’s other promises and covenants contained in this Agreement, Kindred shall pay Consultant a consulting fee of $10,000 per month (the “Consulting Fee”) on the first day of each month during the Term. If Consultant works in excess of 12 days during any year during the Term, Kindred will pay Consultant an additional $10,000 per day for each day Consultant provides the Consulting Services. Kindred also shall promptly reimburse Consultant for all reasonable, pre-approved expenses incurred by Consultant in performing the services requested by Kindred, including all travel expenses, provided that Consultant properly accounts therefor in accordance with Kindred’s established policies. Kindred also will provide Consultant with a laptop computer and access to Kindred’s information technology systems as necessary for Consultant to perform the services under this Agreement. During the Term, Kindred shall provide Consultant with an office in Houston, Texas and an administrative assistant substantially comparable to his existing office and administrative assistant being furnishing while Consultant was employed by Kindred.

3. Term of Agreement. This Agreement shall become effective on June 1, 2014 (the “Effective Date”) and shall expire on June 1, 2016 unless earlier terminated by Kindred as provided below (the “Term”). Kindred may terminate this Agreement upon written notice to Consultant in the event of: (a) the death or disability of Consultant, (b) a material breach of any of the terms of this Agreement by Consultant, subject to prior written notice to Consultant from Kindred and a reasonable opportunity for Consultant to cure the breach, (c) the commission by Consultant of any act of fraud or embezzlement, (d) any material violation of Kindred’s policies known to Consultant, or (e) the conviction of Consultant for any financial crime or any felony. Notwithstanding anything in this Agreement to the contrary, the terms of Sections 4, 5, 6, 8, and 10 shall survive the termination of this Agreement.

4. Consulting Fees Upon Termination. If this Agreement is terminated by Kindred pursuant to Section 3, Kindred shall pay Consultant (or if Consultant is deceased, Consultant’s designated beneficiary or absent such designation, to Consultant’s estate) the Consulting Fees earned through the date of termination.

5. Confidential Information. Consultant agrees that Consultant shall maintain at all times the confidentiality of any and all confidential and proprietary information of Kindred and its affiliates including, but not limited to, documents, financial and statistical data, internal reports and correspondence, files, records, proposals, proposed transactions, business methods, names of customers and vendors, marketing plans, documents, data procedures, software (including source codes, processes, applications and formulae related thereto), research and development data, and any related documentation known by Consultant or created or used by Consultant in the course of providing the services requested hereunder (collectively, the "Proprietary Materials"). Any information of Kindred or its affiliates, whether written or not, shall be considered confidential and proprietary by the parties whether or not designated as such. Such Proprietary Materials shall at all times remain the property of Kindred and shall be deemed to have been furnished to Consultant in confidence and solely in connection with Consultant's obligations under this Agreement. Consultant agrees not to share or use any of the Proprietary Materials for any purpose other than as permitted or required for the performance by Consultant of Consultant’s obligations hereunder. Further, without written permission, Consultant shall not share or use any Proprietary Materials with any other person, entity or party, it being understood that to do so would violate this confidentiality provision. Upon expiration or termination for any reason of this Agreement, and upon request, Consultant shall immediately deliver to Kindred all Proprietary Materials, including copies, shall make no further use of such Proprietary Materials, and shall make reasonable efforts to ensure that no further use thereof is made by Consultant's agents or affiliates.

6. Non-Competition; Non-Solicitation. The provisions of this Section 6 and any related provisions shall survive termination of this Agreement and do not supersede, but are in addition to and not in lieu of, any other agreements signed by Consultant concerning non-competition, confidentiality, and solicitation of employees and are included in consideration for Kindred entering into this Agreement.

(a) Non-Compete.

(1) During the Term, the Consultant shall not, without prior written approval of Kindred’s Chief Executive Officer, become an officer, employee, agent, partner, member or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 6(a)(2) below) with Kindred or its direct or indirect subsidiaries.

(2) For purposes of this Section 6, a business enterprise shall be considered in substantial direct competition with Kindred or its direct or indirect subsidiaries if such entity competes in any business in which Kindred or any of its direct or indirect subsidiaries is engaged or provides services or products of a type which is marketed, sold or provided by Kindred or any of its direct or indirect subsidiaries (including but not limited to any product or service which Kindred or any such other entity is developing) within the state or country where Kindred or any such direct or indirect subsidiary then provides or markets or plans to provide or market) any such service or product.

(3) During the Term, the Consultant shall not, without prior written approval of Kindred’s Chief Executive Officer, directly or indirectly, solicit, provide to, take away, or attempt to take away or provide to any customer or solicited prospect of Kindred or any of its direct or indirect subsidiaries any business of a type which Kindred or such subsidiary provides or markets or which is competitive with any business then engaged in (or products or services marketed or planned to be marketed) by Kindred or any of its direct or indirect subsidiaries; or induce or attempt to induce any such customer to reduce such customer’s business with that business entity, or divert any such customer’s business from Kindred and its direct or indirect subsidiaries; or discuss that subject with any such customer.

(4) Kindred acknowledges that Consultant serves as an adviser to certain private equity firms on a regular basis and that such services could potentially violate the restrictions contained in this Section 6(a). Notwithstanding the restrictions set forth in Section 6(a), (x) Consultant shall be permitted to continue his services to such private equity firms so long as such services on behalf of any such private equity firm does not require Consultant to be engaged as an employee of a business enterprise in substantial direct competition with Kindred and its direct or indirect subsidiaries, (y) if Consultant is requested to serve on the board of directors of a business enterprise in substantial direct competition with Kindred and its direct and indirect subsidiaries at the request of any such private equity firm, then Consultant shall not serve on such board unless Kindred’s Chief Executive Officer consents to such board service, which consent shall not be unreasonably withheld.

(b) Non-Solicit. During the Restricted Period, Consultant shall not directly or indirectly, individually or on behalf of any person other than Kindred, aid or endeavor to solicit or induce any of Kindred’s or its subsidiaries’ employees to leave their employment with Kindred or such subsidiaries in order to accept employment with Consultant or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity.

(c) Provisions Relating To Non-Competition and Non-Solicitation. The provisions of this Section 6 shall survive the termination of this Agreement and shall not be affected by any subsequent changes in status, positions, duties, responsibilities, or authority permitted or contemplated by this Agreement. To the extent that any covenant set forth in this Section 6 shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant Kindred the maximum protection and restrictions on the Consultant’s activities permitted by applicable law in such circumstances. Kindred shall have the right to injunctive relief to restrain any breach or threatened breach of any provisions in this Section 6 in addition to and not in lieu of any rights to recover damages or cease making payments under this Agreement. Kindred shall have the right to advise any prospective or then current employer of Consultant of the provisions of this Agreement without liability. Kindred’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other employee or consultant, or by Kindred’s failure to exercise any of its rights under this Agreement or any other similar agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between Consultant and Kindred with respect to the subject matter hereof and no prior or collateral promises or conditions, whether written or oral, in connection with or with respect to the subject matter not incorporated herein shall be binding upon the parties. No modification, extension, renewal, recision, or waiver of any of the provisions contained herein or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any of the parties unless made in writing and fully executed by all the parties.

8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. Kindred shall pay all costs of the arbitration but each party shall pay its attorneys’ and accountants’ fees.

9. Waiver. The failure of any of the parties to enforce any provision of this Agreement cannot be construed to be a waiver of such provision or of the right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or any other provision.

10. Assignment. Consultant may not assign Consultant’s interest in or delegate the performance of Consultant’s obligations under this Agreement to any other person without obtaining the prior written consent of Kindred. This Agreement shall inure to the benefit of and be binding upon Kindred and its successors and assigns. Kindred shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kindred, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Kindred would be required to perform it if no such succession had taken place. As used in this Agreement, “Kindred” shall mean Kindred as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Legal Relationship. Consultant agrees that, regarding all matters relating to this Agreement, Consultant shall be an independent contractor and not an agent or employee of Kindred and shall not hold himself out as a legal representative, agent, joint venturer, partner, or employee of Kindred for any purpose whatsoever. Consultant has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of Kindred or to bind Kindred in any respect whatsoever (and shall not hold himself out as having such authority). Consultant agrees that Kindred shall not withhold amounts for taxes from Consulting Fees, but shall issue a Form 1099 with respect to the Consulting Fees paid hereunder.

12. Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by prepaid first class registered mail or certified mail, return receipt requested, by courier, by telex, or by overnight delivery service, addressed as follows:

If to Kindred:	Kindred Healthcare Operating, Inc.
680 South Fourth Avenue
Louisville, Kentucky 40202
Attn: General Counsel
If to Consultant:	Edward L. Kuntz
8807 Stable Crest Boulevard
Houston, TX 77024

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

KINDRED HEALTHCARE, INC.

By:	/s/ Paul J. Diaz
Title:	Chief Executive Officer

CONSULTANT

By:	/s/ Edward L. Kuntz
EDWARD L. KUNTZ

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